Exhibit 5


                                  June 19, 1996


Innovative Gaming Corporation of America
12700 Industrial Park Boulevard
Plymouth, Minnesota  55441

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted on behalf of Innovative Gaming Corporation of America (the "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to the increase of 445,000 shares of Common Stock, $.01 par value (the "Shares") to be issued by the Company pursuant to the terms of the Company's 1992 Stock Option and Compensation Plan (the "Plan") bringing the total number of shares authorized under the Plan to 1,100,000. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    Maslon Edelman Borman & Brand,
                                    a Professional Limited Liability Partnership